U.S. SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report - April 29, 2004 (Date of earliest event reported)

FIDELITY D&D BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	333-90273	23-3017653
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

Blakely and Drinker Streets, Dunmore, PA	15812
(Address of principal executive offices)	(Zip Code)

(570) 342-8281
(Registrant's telephone number including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 7.		Financial Statement, Pro Forma Financial Information And Exhibits.

	(c)	Exhibits.

Exhibit Number 99.1 Press Release, dated April 29, 2004, issued by Fidelity D&D Bancorp, Inc.

Item 12.		Results of Operations and Financial Condition.

On April 29, 2004, Fidelity D&D Bancorp, Inc. announced it results of operations for the quarter ended March 31, 2004. A copy of the related press release is being furnished as Exhibit 99.1 to this Form 8-K.

The information in this Item 12 is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIDELITY D&D BANCORP, INC. (Registrant)

Dated: April 29, 2004	/s/ Salvatore R. DeFrancesco, Jr.
Salvatore R. DeFrancesco, Jr. Treasurer and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.		PAGE NO. IN MANUALLY SIGNED ORIGINAL
99.1	Press Release dated April 29, 2004.	5

Exhibit 99.1
PRESS RELEASE FIDELITY D&D BANCORP, INC. DATE: April 29, 2004

Contact:	Daniel J. Santaniello Interim Chief Executive Officer and Chief Operating Officer 570-342-7305	Salvatore R. DeFrancesco, Jr. Treasurer & Chief Financial Officer 570-504-8000

FIDELITY D & D BANCORP, INC. REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

Dunmore, PA - Fidelity D&D Bancorp, Inc., (OTC Bulletin Board: FDBC), parent company of the Fidelity Deposit and Discount Bank, announced net income for the quarter ended March 31, 2004 of $625,000, a $262,000 decrease compared to net income of $887,000 during the first quarter of 2003. Earnings per diluted share were $0.34 and $0.49 for the quarters ended March 31, 2004 and 2003, respectively.

Total interest income declined by $674,000, or 8.8%, from $7,637,000 to $6,963,000 and, correspondingly, interest expense decreased by $775,000, or 20.4%, from $3,806,000 to $3,031,000 for the quarters ended March 31, 2003 and 2004, respectively. Rates paid on deposits began to decrease in tandem as yields on earning assets declined throughout the quarter. As a result, net interest income increased to $3,933,000 for the quarter ended March 31, 2004, an overall increase of $101,000, or 2.6%, over the $3,832,000 recorded in the same quarter of 2003.

During the first quarter of 2004, the provision for loan losses was $850,000 compared to $300,000 in the first quarter of 2003. The majority of the increase in the provision for loan losses was derived from Management placing a single commercial loan relationship on non-accrual status that required an additional provision to the allowance for loan losses. The ratio of allowance for loan losses to total loans was 1.47% at March 31, 2004.

The Company reported a reduction in total assets from $575,215,000 at December 31, 2003 to $560,678,000 at March 31, 2004. The overall decrease in assets resulted principally from time deposit run-off occurring late in the quarter. Total deposits decreased $18,807,000 to $382,636,000 on March 31, 2004, a decline of 4.7% from $401,443,000 at December 31, 2003. Investments were down to $138,180,000 and net loans remained steady at $385,924,000 at March 31, 2004. Total borrowings were $129,798,000 at March 31, 2004.

Shareholders' equity at March 31, 2004 increased to $45,347,000 from $43,932,000 at December 31, 2003. The growth in shareholders' equity of $1,415,000 resulted primarily from $1,008,000 net unrealized holding gains on available-for-sale securities recorded within other comprehensive income, the retention of net income after dividends paid, and an increase in common stock through the dividend reinvestment and employee stock purchase plans. Dividends declared by the Company during the first quarter of 2004 were $401,000, of which $126,000 was reinvested through the dividend reinvestment plan. Total capital to asset ratio was 8.09% at March 31, 2004.

The Fidelity Deposit and Discount Bank operates twelve community banking offices and twenty-three ATM locations in Lackawanna and Luzerne Counties.

For more information please visit our web site at www.the-fidelity.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

Fidelity D&D Bancorp, Inc. Selected Financial Data

Consolidated balance sheet data:	March 31, 2004	December 31, 2003
Total Assets	$ 560,678,409	$ 575,215,466
Total investment securities	138,179,592	144,407,374
Net loans	366,265,860	366,981,640
Loans available-for-sale	19,657,819	19,863,577
Total deposits	382,636,165	401,442,546
Total borrowings	129,798,263	126,633,012
Total shareholders' equity	45,346,781	43,931,899

Operating data:	Three Months ended March 31, 2004	Three Months ended March 31, 2003
Total interest income	$ 6,963,325	$ 7,637,748
Total interest expense	3,030,380	3,805,780
Net interest income	3,932,945	3,831,968
Provision for loan losses	850,000	300,000
Other income	946,417	956,985
Other expense	3,275,027	3,294,927
Provision for income taxes	129,428	306,726
Net income	$ 624,907	$ 887,300

Per share data and ratios:	March 31, 2004	March 31, 2003
Net income per share - basic	$ 0.34	$ 0.49
Net income per share - diluted	$ 0.34	$ 0.49
Dividends per share	$ 0.22	$ 0.22
Book value per share	$ 24.80	$ 25.03
Net interest margin	3.02%	2.92%
Return on average assets	0.44%	0.62%
Return on average equity	5.65%	7.90%
Efficiency ratio	65.91%	69.63%
Expense ratio	1.66%	1.74%
Allowance for loan losses to loans	1.47%	1.00%
Equity to assets	8.09%	7.89%